 EXHIBIT 5

800 17th Street N.W., Suite 1100 | Washington, DC 20006 | T 202.955.3000 | F 202.955.5564

Holland & Knight LLP | www.hklaw.com

October 27, 2021

Board of Directors

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601

Re:           Registration Statement on Form S-8 of Shore Bancshares, Inc.

Ladies and Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the registration of 100,000 shares of common stock, $0.01 par value per share (the “Shares”), of Shore Bancshares, Inc. (the “Company”) to be issued pursuant to the Shore Bancshares, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act of 1933, as amended.

In rendering the opinion expressed herein, we have reviewed the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company as presently in effect, the ESPP, the Company’s Registration Statement on Form S-8 (the “Form S-8”), as well as resolutions of the board of directors of the Company and applicable statutes and regulations governing the Company. We have assumed the authenticity, accuracy and completeness of all documents in connection with the opinion expressed herein. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered. The law covered by the opinions expressed herein is limited to the federal law of the United States of America and the law of the State of Maryland.

Based on the foregoing, we are of the following opinion:

Following the effectiveness of the Form S-8, the Shares of the Company, when issued in accordance with the terms and conditions of the ESPP, will be legally issued, fully paid and non-assessable.

This opinion has been prepared solely for the use of the Company in connection with the preparation and filing of the Form S-8, and shall not be used for any other purpose or relied upon by any other person without the prior express written consent of this firm. We hereby consent to the use of this opinion in the Form S-8.

Sincerely yours,

/s/ Holland & Knight LLP

HOLLAND & KNIGHT LLP